                                                                    Exhibit 99.2


                              IMMEON NETWORKS, LLC
                          (A Development Stage Company)

                                  BALANCE SHEET
                                DECEMBER 31, 2002
                                   (UNAUDITED)

ASSETS
Current assets:
   Cash                                                             $   271,790
   Accounts receivable                                                  160,439
                                                                    -----------
        Total current assets                                        $   432,229
                                                                    ===========

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
   Accounts payable and accrued expenses                            $ 5,922,228
   Customer deposits                                                    100,108
                                                                    -----------
        Total current liabilities                                     6,022,336
                                                                    -----------

Members' deficit:
   Initial capital contribution                                           2,000
   Deficit accumulated during the development stage                  (5,592,107)
                                                                    -----------
        Total members' deficit                                       (5,590,107)
                                                                    -----------
                                                                    $   432,229
                                                                    ===========

            See accompanying notes to unaudited financial statements.

                              IMMEON NETWORKS, LLC
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 2002 AND
      FOR THE PERIOD FROM INCEPTION (JANUARY 8, 2001) TO DECEMBER 31, 2002
                                   (UNAUDITED)

                                                                        From
                                                      2002           Inception
                                                      ----           ---------
Revenue                                           $   430,762       $   530,739
                                                  -----------       -----------
Costs and expenses:
  Cost of services rendered                         1,504,197         3,166,065
  Selling and other operating expenses                605,785         1,254,319
  Administrative expenses                             923,410         1,702,462
                                                  -----------       -----------
                                                    3,033,392         6,122,846
                                                  -----------       -----------
Net loss                                          $(2,602,630)      $(5,592,107)
                                                  ===========       ===========


            See accompanying notes to unaudited financial statements.

                              IMMEON NETWORKS, LLC
                          (A Development Stage Company)

                          STATEMENT OF MEMBERS' DEFICIT
                    FOR THE YEAR ENDED DECEMBER 31, 2002 AND
      FOR THE PERIOD FROM INCEPTION (JANUARY 8, 2001) TO DECEMBER 31, 2002
                                   (UNAUDITED)

                                                      Deficit Accumulated
                                  Initial Capital         During the
                                    Contribution       Development Stage             Total
                                    ------------       -----------------             -----
Balance at January 8, 2001       $              --     $              --      $              --

Initial capital contribution                 2,000                    --                  2,000

Net loss                                        --            (2,989,477)            (2,989,477)
                                 -----------------     -----------------      -----------------
Balance at December 31, 2001                 2,000            (2,989,477)            (2,989,477)

Net loss                                        --            (2,602,630)            (2,602,630)
                                 -----------------     -----------------      -----------------
Balance at December 31, 2002     $           2,000     $      (5,592,107)     $      (5,590,107)
                                 =================     =================      =================


            See accompanying notes to unaudited financial statements.

                              IMMEON NETWORKS, LLC
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 2002 AND
      FOR THE PERIOD FROM INCEPTION (JANUARY 8, 2001) TO DECEMBER 31, 2002
                                   (UNAUDITED)

                                                                           From
                                                         2002           Inception
                                                         ----           ---------
Cash flows from operating activities:
 Net loss                                            $ (2,602,630)     $ (5,592,107)
 Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Changes in assets and liabilities:
      Accounts receivable                                (106,270)         (160,439)
      Accounts payable and accrued expenses             2,812,818         5,922,228
     Customer deposits                                     95,172           100,108
                                                     ------------      ------------
       Net cash provided by operating activities          199,090           269,790
                                                     ------------      ------------
Cash flows from financing activities:

  Initial capital contribution from members                    --             2,000
                                                     ------------      ------------
       Net cash provided by financing activities               --             2,000
                                                     ------------      ------------
Net increase in cash                                      199,090           271,790
Cash at beginning of year                                  72,700                --
                                                     ------------      ------------
Cash at end of year                                  $    271,790      $    271,790
                                                     ============      ============


            See accompanying notes to unaudited financial statements.

                              IMMEON NETWORKS, LLC
                          (A Development Stage Company)

                     NOTES TO UNAUDTIED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


NOTE 1: NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

Immeon Networks, LLC (the "Company") was formed on January 8, 2001 as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the "Act") to engage in the business of marketing, selling and providing bandwidth-on-demand satellite communication services. The Company's services are available throughout the United States and also in portions of Canada and the Caribbean. The Company's corporate facilities, network operations center and customer service center are located in Carlsbad, California.

FORMATION OF THE COMPANY

The terms of formation of the Company were specified by an operating agreement. The Company has two members consisting of ViaSat, Inc. (ViaSat) and Loral SpaceCom Corporation (Loral). The management committee is comprised of four representatives, two representatives of ViaSat and two representatives of Loral (individually, the managers; collectively, the management committee). The general manager, who is responsible for managing the day-to-day operations of the Company, is selected by ViaSat, subject to the approval of Loral.

The operating agreement provides for an initial capital contribution and additional capital contributions at the discretion of the management committee. The initial capitalization of the Company consisted of cash totaling $2,000 ($1,000 from ViaSat and $1,000 from Loral). Operating losses of the Company are allocated to the members in accordance with each member's ownership interest in the Company. Once the Company obtains profitability, contributions previously provided by the members will be reimbursed based on the allocation of profits. After all contributions have been fully reimbursed to the members, each member is entitled to 50% of the net income of the Company, subject to certain adjustments. Pursuant to the terms of a service agreement between the members (see Note 3), services provided to the Company are considered additional capital contributions for the purposes of determining the allocation of net losses. Except as otherwise specifically provided for in the Act, the liability of the members is generally limited to their initial capital contributions, additional capital contributions (including contributions in the form of services) and advances to and financial guarantees that form additional basis in the Company.

The Company will continue indefinitely unless dissolved by the Act; unanimous consent of the members; withdrawal, expulsion or bankruptcy of the last remaining member; sale of substantially all assets of the Company; or bankruptcy of the Company.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Company believes it mitigates any risk by depositing cash and investing in cash equivalents with major financial institutions.

ACCOUNTS RECEIVABLE

In the normal course of business, the Company extends unsecured credit to its customers. The Company performs ongoing credit evaluations of its customers. Accounts receivable are generally due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Management individually reviews all accounts receivable balances that exceed 90 days from invoice date and, based on an assessment of current creditworthiness, past payment history and historical loss experience, estimates the portion, if any, of the balance that will not be collected. Management believes that all outstanding accounts receivable are collectible and therefore has not established a valuation allowance.

There may be changes in future economic conditions that might give rise to results that differ from past experience. Management will continue to assess creditworthiness of customers and monitor whether a valuation allowance is necessary.

REVENUE RECOGNITION

Revenue from services is recognized in the period in which the services are provided.

Commissions are recognized as earned (see Note 3).

Deferred revenue represents customer deposits for services to be provided or commissions to be earned and will be recognized as revenue in the period in which the services are provided or the commissions are earned.

INCOME TAXES

As a limited liability company, the Company is treated as a partnership for federal and state income tax purposes. Accordingly, no provision or benefit for federal and state income taxes has been recorded in the accompanying financial statements since all income, losses and tax credits from the Company's operations are reported on the members' income tax returns.

NOTE 2: FACTORS AFFECTING OPERATIONS

The Company is in the development stage as it is in the process of marketing its services. The Company has incurred accumulated losses since inception of approximately $5.6 million as a development stage company. Continued losses are expected until the Company completes the marketing stage of its initial services and is able to obtain and maintain a customer base generating sufficient revenue to generate a profit.

The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to achieve and maintain satisfactory levels of future profitable operations; obtain and maintain satisfactory levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations. Although there are no assurances, management believes the Company will be able to achieve the objectives and continue as a going concern at least through the end of the service agreement. The accompanying financial statements do not include any adjustments that may result from the outcome of these uncertainties.

NOTE 3: RELATED PARTY TRANSACTIONS

Due to the relationships between the parties involved, these transactions may not have been consummated on terms which would have been achieved with unrelated third parties.

The amount due to ViaSat at December 31, 2002 totaled approximately $5.3 million and the amount due to Loral at December 31, 2002 totaled approximately $625,000. These amounts are included in accounts payable and accrued expenses in the accompanying balance sheet.

SERVICE AGREEMENT

The Company entered into a service agreement with Loral and ViaSat. Under the terms of the agreement, Loral provides satellite capacity, and related services, to the Company and ViaSat provides communications equipment and hardware (ground equipment) to be used with the satellites provided by Loral. ViaSat has also agreed to operate a network operations center, manage sales and marketing and provide other services, such as general and administrative, engineering and technical assistance and research and development.

The Company's total cost for these services from ViaSat was approximately $2.6 million in 2002 and approximately $5.4 million from inception. The total cost for satellite capacity from Loral in 2002 was approximately $443,743 and approximately $780,000 from inception. These charges from ViaSat and Loral are referred to in the service agreement as eligible expenses.

In the event the Company has not generated sufficient cash to pay ViaSat and Loral for their respective eligible expenses, the Company will prorate any payment to ViaSat and Loral as a ratio of their respective cumulative unpaid eligible expenses to total cumulative unpaid eligible expenses. During 2002 and since inception, the Company did not have sufficient cash to pay any eligible expenses.

DISTRIBUTOR AGREEMENT

The Company has entered into a distributor agreement with ViaSat pursuant to which the Company is entitled to receive a commission from ViaSat for equipment ViaSat sells to the Company's customers. Such commissions totaled $26,612 during 2002 and $54,084 since inception and are included in revenue in the accompanying statements of operations.

REFERRAL INCENTIVE PROGRAM

The Company has entered into a referral incentive program with ViaSat and Loral pursuant to which ViaSat and Loral are entitled to receive a commission from the Company for customer referrals. During 2002 and since inception, such commissions were not significant.

SATELLITE SERVICES AGREEMENT

In November 2001, the Company and ViaSat entered into a five year agreement with PanAmSat Corporation (PanAmSat) for the Company to offer bandwidth-on-demand services to customers utilizing PanAmSat's satellite network.

NOTE 4: SUBSEQUENT EVENT

In July 2003, Loral filed for bankruptcy; therefore, its interest in the Company became a nonvoting interest. In January 2004, pursuant to the bankruptcy proceedings for Loral, the bankruptcy court rejected the operating agreement (see Note 1) and the service agreement (see Note 3). Accordingly, subsequent to January 2004, Loral is no longer a member of the Company. ViaSat continues to operate as the sole member and ViaSat and Loral have executed a new agreement for Loral to provide bandwidth to the Company at market rates.